Exhibit 99.1

News Release

Wabtec Reports Record Quarterly Results, Increases Full-Year Guidance

WILMERDING, PA, October 25, 2011 – Wabtec Corporation (NYSE: WAB) today reported record quarterly sales and earnings, and increased its full-year guidance. The company also declared a regular quarterly dividend of 3 cents per share, payable on Nov. 30, 2011 to holders of record on Nov. 16, 2011.

Third quarter highlights included:

•	Sales were a record $499 million, 33 percent higher than the year-ago quarter, primarily due to strong growth in the Freight Group.

•	Earnings per diluted share were a record 96 cents, 52 percent higher than the year-ago quarter.

•	Income from operations was a record $75 million, or 15.1 percent of sales, compared to 13.5 percent in the year-ago quarter.

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Cash from operations was $34 million for the quarter and $100 million for the first nine months of the year. At Sept. 30, 2011, the company had cash of $221 million and debt of $406 million. During the quarter, Wabtec repurchased 308,600 shares of company stock for $18 million.

•	Backlog at the end of the third quarter was $1.5 billion, 38 percent higher than at the beginning of the year.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “Wabtec continued to perform at a high level in the third quarter and we expect to finish the year strongly. We are executing our growth strategies well, benefiting from favorable market conditions in the freight rail sector, and beginning to see a ramp-up in positive train control activities. We remain optimistic about our outlook for the balance of the year, and believe we are well positioned over the longer term to take advantage of growth opportunities in our core markets around the world.”

Based on its third quarter results and outlook, Wabtec increased its 2011 non-GAAP guidance for earnings per diluted share to between $3.65-$3.70, with revenues expected to be up about 25 percent for the year. As previously discussed, non-GAAP EPS guidance excludes the following special items recorded in the second quarter this year: a charge of 25 cents per diluted share for a court ruling, a benefit of 3 cents per diluted share for an acquisition settlement, and a tax benefit of 3 cents per diluted share. Including these items, the company’s 2011 GAAP EPS guidance would be $3.46-$3.51. We believe the non-GAAP guidance measure provides useful supplemental information to assess our operating performance and to evaluate period-to-period comparisons. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Wabtec’s reported results prepared in accordance with GAAP.

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Breake Avenue Wilmerding, PA 15148

News Release

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Breake Avenue Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Third	Third	For the	For the
	Quarter	Quarter	Nine Months	Nine Months
	2011	2010	2011	2010
Net sales	$498,840	$375,707	$1,432,998	$1,113,771
Cost of sales	(351,689)	(266,470)	(1,009,908)	(782,681)

Gross profit	147,151	109,237	423,090	331,090
Gross profit as a % of Net Sales	29.5%	29.1%	29.5%	29.7%

Selling, general and administrative expenses	(57,676)	(46,604)	(186,435)	(142,478)
Engineering expenses	(9,894)	(9,362)	(27,914)	(30,482)
Amortization expense	(4,128)	(2,638)	(10,549)	(6,669)

Total operating expenses	(71,698)	(58,604)	(224,898)	(179,629)
Operating expenses as a % of Net Sales	14.4%	15.6%	15.7%	16.1%

Income from operations	75,453	50,633	198,192	151,461
Income from operations as a % of Net Sales	15.1%	13.5%	13.8%	13.6%

Interest (expense) income, net	(3,764)	(3,996)	(11,241)	(12,000)
Other income (expense), net	(1,529)	(791)	(1,479)	(426)

Income from operations before income taxes	70,160	45,846	185,472	139,035

Income tax expense	(23,560)	(15,302)	(61,586)	(46,916)

Effective tax rate	33.6%	33.4%	33.2%	33.7%

Net income attributable to Wabtec shareholders	$46,600	$30,544	$123,886	$92,119

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$0.97	$0.64	$2.58	$1.93

Diluted
Net income attributable to Wabtec shareholders	$0.96	$0.63	$2.56	$1.92

Weighted average shares outstanding
Basic	47,874	47,677	47,827	47,577

Diluted	48,366	48,064	48,327	47,956

Sales by Segment
Freight Group	$315,837	$208,566	$860,729	$563,684
Transit Group	183,003	167,141	$572,269	$550,087

Total	$498,840	$375,707	$1,432,998	$1,113,771